Automatic Reinsurance Agreement

Between

MONY LIFE INSURANCE COMPANY
New York, New York

(Hereinafter called the CEDING COMPANY)

And

THE CANADA LIFE ASSURANCE COMPANY

TORONTO, ONTARIO, CANADA

(Hereinafter called the REINSURER)

(MONY Treaty No. 2004-30T)
Effective July 22, 2004

CONTENTS

Articles

SCHEDULES

The CEDING COMPANY shall cede reinsurance to the REINSURER in accordance with the terms of this Agreement.

Article I

Automatic Coverage

A. Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on an excess quota-share basis. The REINSURER'S percentage of participation in each risk ceded will be shown in Schedule B.

B. For policies listed in Schedule A issued on or after the effective date of this Agreement, the CEDING COMPANY will cede and the REINSURER will automatically accept its share of the excess risk, in accordance with the terms and conditions of this Agreement, if all of the following conditions are met for each insured life:

1. the total of the ultimate amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between all reinsurers and the Ceding Company, does not exceed the Automatic Binding Limits set out in Schedule B.

2. The sum of the amount of insurance already in force and applied for on that life, in all companies, does not exceed the Jumbo Limit as shown in Schedule B, irrespective of any proposed replacement currently considered.

3. The CEDING COMPANY has not, within three years prior to the date of application for the policy, made facultative application for reinsurance of the risk to the REINSURER or any other reinsurer unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

4. The insured(s) must be a citizen or permanent resident of the U.S. or Canada or a permanent resident of a country shown in Schedule E.

5. The risk is conventionally underwritten by the CEDING COMPANY according to the CEDING COMPANY'S standard underwriting practices and guidelines, including those related to HIV testing. The CEDING COMPANY applies its normal underwriting guidelines to the risks.

6. The plan is listed in Schedule A.

7. The issuance and delivery of the insurance constituted the doing of business in a jurisdiction in which the CEDING COMPANY was properly licensed and the policy is authorized by the CEDING COMPANY'S corporate charter.

8. For each risk on which reinsurance is ceded, the CEDING COMPANY will retain its full-published retention, as listed in Schedule D, at the time of issue, taking into account both currently issued and previously issued policies for both direct and assumed business.

C. The REINSURER agrees not to retrocede business ceded under this agreement to the CEDING COMPANY.

Article II

Facultative Underwriting Facility

A. The CEDING COMPANY may submit any application on a plan or rider listed in Schedule A to any or all REINSURERS for facultative underwriting or consideration.

B. Notification. The CEDING COMPANY will send to the REINSURER all information it has about the risk, including specifically but not limited to, copies of the application, medical examiners' reports, attending physicians' statements, inspection reports and other papers bearing on the insurability of the risk. Any other material information subsequently available to the CEDING COMPANY and which is pertinent to the underwriting of the risk shall be transmitted promptly to the REINSURER. Upon receipt of all information, REINSURER will attempt to notify the CEDING COMPANY of its classification of the risk or its rejection of the risk within 48 hours. CEDING COMPANY shall notify REINSURER, in writing, by the end of the business day following receipt of REINSURER'S offer of facultative reinsurance whether it accepts or declines such offer. The Reinsurer's offer expires 120 days after the offer is made, unless the written offer specifically states otherwise.

C. Sections A and B notwithstanding, the CEDING COMPANY retains the right to submit a risk for facultative coverage outside of this agreement. Any risk for which facultative reinsurance coverage is sought, shall be ineligible for automatic reinsurance coverage under this agreement.

D. If the Ceding Company accepts the Reinsurer's offer, then the Ceding Company will note its acceptance in its underwriting file and mail a formal statement as described in Article IV to the Reinsurer.

E. The issuance and delivery of the insurance constituted the doing of business in a jurisdiction in which the CEDING COMPANY was properly licensed and the policy is authorized by the CEDING COMPANY'S corporate charter.

Article III

Premiums

A. Plans of insurance listed in Schedule A will be reinsured on a yearly renewable term basis for the net amount at risk on that portion of the policy which is reinsured with the REINSURER.

B. The CEDING COMPANY will pay the REINSURER the reinsurance premiums described in Schedule C.

C. The REINSURER shall not reimburse the CEDING COMPANY for state premium taxes the latter may be required to pay on reinsurance ceded.

D. For technical reasons solely related to deficiency reserves, the Life reinsurance rates cannot be guaranteed for more than one year. However, the REINSURER anticipates continuing to accept premiums on the basis of the rates as described in Schedule C for reinsurance ceded at these rates. If the REINSURER deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

Article IV

Premium Administration

A. Premium Reporting

Within thirty (30) days following the end of each month, the CEDING COMPANY will send the REINSURER an electronic file detailing the premiums due for all new cessions, processed during the month just ended and for renewing cessions with anniversaries in that month, (net of claims in accordance with Article XII). The monthly file shall contain the following information:

a. Premium subtotals adequate for the REINSURER to use for its premium accounting including first year and renewal year totals.

b. Totals for in-force, new business, changes and each type of termination, as of the end of the month. "Totals" refer to the number of policies reinsured and the net amount at risk reinsured.

In addition, the CEDING COMPANY will provide the REINSURER with an electronic quarterly in-force file within forty-five (45) days after the close of the quarter and an annual electronic listing of reinsured business within sixty (60) days after the close of the calendar year. This in-force listing will contain information adequate for the REINSURER to audit its in-force records.

Any premium adjustments due to terminations, reinstatements, reissues or other changes will also be listed. The CEDING COMPANY will remit within thirty (30) days the net amount shown as due the REINSURER. Premiums will be remitted net of applicable claims in accordance with Article XI. If an amount is due the Reinsurer, the Ceding Company will remit that amount together with the statement. If an amount is due the Ceding Company, the Reinsurer will remit such amount within thirty (30) days of receipt of the statement. All net amounts which are not paid within the due dates will be in default.

B. The REINSURER reserves the right to charge interest on the 3-month on the run T-Bill rate as of December 31 of the prior year when net amounts are in default.

C. The REINSURER will have the right to terminate this Agreement when premium payments are in default by giving thirty (30) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this thirty (30) day notice period, the REINSURER'S liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate; reinsurance of policies for which reinsurance premiums fall due subsequent to the month of the defaulted premiums will automatically

Article IV

Premium Administration (continued)

terminate as of the last date for which premiums have been paid for each policy unless reinsurance premiums on those policies are paid on or before their remittance dates and this Agreement remains in force as set forth below. The first day of the thirty (30) days notice of termination will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY.

If all premiums in default are received within the thirty day notice period set forth above, this Agreement will remain in effect without change.

D. If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer's acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

E. If the Ceding Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Article VI, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Section C, above.

F. If a misrepresentation or misstatement on an application or a death of an insured by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than paying the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest.

This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

G. Unearned reinsurance premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date through which a reinsurance premium has been paid.

H. Premiums will be payable annually in advance. If the reinsurance is reduced, terminated or increased by reinstatement during the year, pro-rata adjustment will be made by the CEDING COMPANY and the REINSURER on all premium items.

I. All payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.

Article V

Net Amount At Risk

A. The reinsured net amount at risk of the policy is defined as the policy face amount less the account value less the amount retained by the Ceding Company, and for automatic policies, multiplied by the Reinsurer's share as stated in Schedule B. For variable amount plans, the reinsured net amount at risk is calculated using the account value in effect at the policy anniversary. Any change in the net amount at risk due to changes in the policy's account value will be allocated proportionately between the Ceding Company and the Reinsurer.

B. Reinsurance under this Agreement will include increases in amounts at risk due to the normal function of increasing or expanding plans or riders. Such increases will be accepted up to the Automatic Binding limits in Schedule B. The CEDING COMPANY'S retention on the policy will remain constant. Any change in the net amount at risk due to changes in the policy's cash value or account value will be allocated to the REINSURER(s).

C. If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be administered the same as the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are scheduled and known at issue, then the increase will be automatically accepted by the Reinsurer, but the total amount of reinsurance is not to exceed the Reinsurers' Automatic Binding Limits shown in Schedule B. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this Agreement.

D. Risk classification changes on facultative policies will be subject to the Reinsurer's approval.

E. The return of premium rider provides an additional death benefit (the ROPR death benefit) generally equal to the sum of premiums paid less any partial withdrawals accumulated on each policy anniversary at the accumulation rate specified by the policyowner. To determine the reinsured net amount at risk for policies with ROPR, first calculate the ratio of the ultimate face amount (rider + base policy) less the ultimate amount to be retained by the Ceding Company, divided by the ultimate face amount.

The reinsured net amount at risk equals the total current face amount (rider + base policy) less the account value, multiplied by the calculated ratio above and the Reinsurer's share as stated in Exhibit B.

Article VI

Errors and Omissions

If either the CEDING COMPANY or the REINSURER unintentionally or accidentally fails to perform an obligation that affects this Agreement and such failure results in an oversight, misunderstanding or clerical error on the part of the CEDING COMPANY or the REINSURER, the error will be corrected by restoring both the CEDING COMPANY and the REINSURER to the positions they would have occupied had no such error occurred. An error is an oversight, misunderstanding or clerical mistake with regards to the administration of the business, made inadvertently and excludes errors of judgment and all other forms of error. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

This Article shall not apply for facultative reinsurance for which the Reinsurer has not received written notification that its offer of facultative reinsurance has been accepted by the CEDING COMPANY in accordance with the Article on Liability.

Article VII

Expense of Original Policy

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

Article VIII

Recapture Privileges

A. If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Schedule D, written notice of the change will promptly be given to the REINSURER.

B. The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

1. The CEDING COMPANY will notify the REINSURER of its intent to recapture under this Article at least ninety (90) days prior to any recaptures.

2. No recapture will be made unless the policy has been in force ten (10) years.

3. Recapture will become effective on the policy anniversary date following the 90 day notification period set forth above.

4. No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age, and mortality rating at the time the policy was issues. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY'S maximum retention limits for the plan, age and mortality rating at the time the policy was issued.

5. If any reinsurance is recaptured, all reinsurance eligible for recapture under the provisions of this Article must be recaptured. The CEDING COMPANY may not revoke its election to recapture for policies becoming eligible at future anniversaries.

6. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance, subject to the provisions of the applicable reinsurance agreements.

    - It is understood that the Ceding Company will not re-cede the business once it has been recaptured for a period of at least 3 years.
    - The amount of reinsurance eligible for recapture is based on the current amount at risk as of the date of recapture. For a policy issued as a result of a conversion, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration period for the purpose of recapture will be measured from the effective date of the reinsurance on the original policy.
    - After the effective date of recapture, the Reinsurer will not be liable for any reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.
    - The terms and conditions for the Ceding Company to recapture reinsured policies, as a result of the insolvency of the Reinsurer are set forth in Article XV.

Article IX

Terminations and Reductions

A. Unless it is recaptured in accordance with Article VIII, reinsurance under this Agreement will remain in force as long as the reinsured policy remains in force without reduction except as set forth below in this Article.

B. Termination or reductions will take place in accordance with the following rules:

1. In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the CEDING COMPANY will, in order to maintain its full retention, reduce or terminate reinsurance on that life. The reinsured amount will be reduced, effective on the same date, by the full amount of the reduction of the affected policies. The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated. The REINSURER will refund any unearned reinsurance premiums.

   Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the CEDING COMPANY policy that is in force at the time that the reductions and terminations take place.

2. Termination or reduction of a wholly reinsured policy (e.g. facultative cases) will not affect other insurance in force.

C. Whenever the total amount of insurance on a policy reduces to $xxxx or less, the reinsurance will be wholly recaptured, if such policy has been in force for at least three years.

Article X

Reinstatement, Continuations, Extended Term and Reduced Paid - Up Insurance

A. Any policy originally automatically reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with the REINSURER so long as the policy is reinstated in accordance with the underwriting guidelines of the CEDING COMPANY. The CEDING COMPANY will pay the REINSURER its share of reinsurance premiums corresponding to the amounts collected or charged for the reinstatement of such policy.

   Whenever an application is made by the Policyholder for reinstatement in accordance with the terms of the policy and the policy was originally reinsured facultatively, copies of such application for reinstatement, any personal declaration or medical examination and any other underwriting document shall be forwarded by the Ceding Company to the Reinsurer together with an application for reinstatement of the reinsurance.

   Such application shall be sent to the Reinsurer when reinstatement occurs ninety (90) days or more after the policy has lapsed, (one hundred and eighty (180) days for policies under $xxxx). However, the Reinsurer reserves the right to request papers on any reinstatement.

   The Reinsurer shall notify the Ceding Company promptly of its acceptance or declination of the application for reinstatement.

   When a policy is reinstated by the Ceding Company, the reinsurance coverage shall be reconstructed in a like manner with respect to dating, coverage and back premiums, provided the treatment of these falls within the Ceding Company's normal rules.

B. A continuation is a new policy replacing a policy issued earlier by the CEDING COMPANY or a change in an existing policy that is issued or made either:

   1. Under the terms of the original policy, or

   2. Without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original policy, or

   3. Without a suicide exclusion period or contestable period of equal duration to those contained in new issues by the CEDING COMPANY, or

   4. Without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the original policy.

C. Continuations will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER. Premium calculations will be made on a point in scale basis. The amount of reinsurance under this Agreement will not exceed the amount of the reinsurance of the original policy with the REINSURER immediately prior to the continuation.

D. If the original policy lapses and continues as extended term or reduced paid-up insurance, reinsurance under this Agreement will continue subject to recapture for any reduction as set forth above.

Article XI

Liability

A. The liability for automatic reinsurance ceded to the REINSURER under this Agreement will commence simultaneously with that of the CEDING COMPANY. The liability of the Reinsurer for facultative reinsurance shall commence when the Reinsurer has received written notification during the lifetime of the insured that its offer has been accepted by the CEDING COMPANY. This notification should be received within one hundred and twenty (120) days of offer.

B. The REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement unless conditions for automatic coverage under Article I of this Agreement are met.

The REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement for any reinsurance submitted facultatively.

C. The liability of the REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY'S contractual liability under the terms of its policies except to the extent provided in Article XII.

Article XII

Claims

A. The CEDING COMPANY shall report promptly to the REINSURER any information respecting a claim under the policy. Such claim made upon the CEDING COMPANY shall be accepted by the REINSURER as a claim upon it for the amount of reinsurance in force on the date the claim is incurred.

In every case of loss, copies of the claim proofs obtained by the CEDING COMPANY together with proof of the amount paid on such claim by the CEDING COMPANY and copies of the insured's death certificate will be furnished to the REINSURER on all claims. Claim amounts will be deducted from monthly premiums. The claims and premiums will be separately itemized on each statement. Payment by the REINSURER shall be made in one lump sum regardless of the mode of settlement under the policy. The CEDING COMPANY'S contractual liability for death claims is binding on the REINSURER. The maximum death benefit payable to the CEDING COMPANY under each reinsured policy is the net amount at risk specifically reinsured hereunder; the REINSURER will not be nor become liable for any amounts or reserves to be held by the CEDING COMPANY on policies reinsured under this Agreement. The total reinsurance in all companies on a policy shall not exceed the CEDING COMPANY'S total contractual liability on the policy, less its amount retained on the policy. The excess, if any, of the total reinsurance in all companies plus the CEDING COMPANY'S retained amount on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

B. The CEDING COMPANY shall promptly notify the REINSURER of its intention to contest, compromise, or litigate a claim. The CEDING COMPANY shall also furnish details of such action on request and shall furnish an itemized statement of expenses on an incurred basis. Once the REINSURER receives all requested documents, the REINSURER shall notify the CEDING COMPANY in writing of the REINSURER's decision whether or not to participate in the contest. Unless it declines to participate in the results of such action, the REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, including legal or arbitration costs, special investigations or similar expenses, but excluding salaries of employees therein involved, routine investigative or administrative expenses and expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

If the CEDING COMPANY's contest, compromise or litigation results in a reduction in the liability of the contested policy, the REINSURER shall share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

C. If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

D. In no event will the REINSURER participate in punitive or compensatory damages which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

In certain situations the parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in punitive and compensatory damages that result from the claims denial decision. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, recommended, consented to, or ratified the act or the course of conduct of the Ceding Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Ceding Company will share such damages so assessed, in equitable proportions. For purposes of this provision, the following definitions will apply:

" Punitive Damages " are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute;

" Statutory Penalties " are those amounts awarded as a penalty, but fixed in amount by statute; but in no event shall Statutory Penalties include any Punitive Damages whatsoever;

" Compensatory Damages " are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute.

E. If the amount of insurance changes because of a misstatement of age, sex or other rate classification, the REINSURER'S share of reinsurance liability will change proportionately. Reinsurance premiums will be adjusted from the inception of the policy, and any difference will be settled without interest.

Article XIII

Negotiation

A. Within ten (l0) days after one of us has given the other the first written notification of a specific dispute, each of us will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, we agree that we will submit the dispute to formal arbitration as provided in Article XIV. However, we may agree in writing to extend the negotiation period for an additional thirty (30) days.

Article XIV

Arbitration

A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If, after the negotiation required by Article XIII, the REINSURER and the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance, and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of said third arbitrator will be chosen by ARIAS-US. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided equally between the parties, unless the arbitrators decide otherwise.

Article XV

Insolvency

A. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, rehabilitator, receiver or statutory successor will within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. If either the REINSURER or the CEDING COMPANY is under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

D. In the event the REINSURER is deemed insolvent by the regulatory agency responsible for that determination and upon giving written notice to the REINSURER, the CEDING COMPANY may recapture all of the business reinsured by the REINSURER under this Agreement.

   In the event the CEDING COMPANY exercises the recapture option, the REINSURER and CEDING COMPANY will negotiate a recapture fee.

Article XVI

Right to Inspect

The CEDING COMPANY and REINSURER, or their duly authorized representatives, will have the right to inspect all documents relating to underwriting, claims processing, and administration of the business reinsured under this Agreement. Such access will be provided during regular business hours.

Article XVII

Duration of Agreement

A. This Agreement shall be unlimited in duration, but may be terminated as to new reinsurance at any time by either party giving ninety (90) days' written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party, will be the first day of the ninety (90) day period.

B. During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

C. The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

D. If at any time the REINSURER is no longer licensed or an accredited reinsurer in the state of New York, it shall take all actions necessary or appropriate to ensure that the CEDING COMPANY receives credit for all reinsurance hereunder in its Annual Statement to the New York State Insurance Department, including but not limited to providing a letter of credit or reinsurance trust, costs to be borne by the REINSURER, and compliance with New York Regulation 20.

Article XVIII

Miscellaneous

A. This Agreement, inclusive of all Schedules, shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

B. This is an agreement of indemnity reinsurance solely between CEDING COMPANY and REINSURER. Neither the cession nor the acceptance of risks under this Agreement will create any right in any other person or any right or legal relationship between the REINSURER and the insured, owner or beneficiary of any policy or contract issued by the CEDING COMPANY.

C. Notices: Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and (a) delivered personally, (b) sent by facsimile or other similar transmission to a number specified in writing by the recipient, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

1. If to the CEDING COMPANY:
   MONY LIFE INSURANCE COMPANY
   Reinsurance Department – 11th Floor
   1290 Avenue of the Americas
   New York, New York 10104

2. If to the REINSURER:
   THE CANADA LIFE ASSURANCE COMPANY
   Reinsurance Division
   330 University Avenue
   Toronto, Ontario M5G 1R8
   Canada

All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will (a) if delivered personally or by overnight express, be deemed given upon delivery; (b) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and (c) if sent by registered or certified mail, be deemed given when marked postage prepaid by the sender's terminal. Any party from time to time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. The more specific requirements of Article II and III shall apply to notices thereunder.

D. This agreement shall be binding to the parties and their respective successors and permitted assignees. This agreement may not be assigned by either party without the written consent of the other. This agreement may be modified or amended only by a writing duly executed and delivered on behalf of each party by its respective duly authorized officers.

Article XIX

DAC Tax Article
Treasury Regulation Section 1.848-2 (g)(8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this Agreement remains in effect.

1. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information which may be otherwise required by the IRS.

5. The CEDING COMPANY will submit a schedule to the REINSURER by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER'S receipt of the CEDING COMPANY'S calculation. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER'S tax return for the previous calendar year.

7. If the REINSURER contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Article XX

Offset

Any debts or credits, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits and will be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

Article XXI

Confidentiality

A. Protecting the Confidentiality of Nonpublic Personal Information: The REINSURER will keep all Nonpublic Personal Information disclosed to it by the CEDING COMPANY at any time prior to or subsequent to the date hereof in connection with or pursuant to any terms of this Agreement strictly confidential. The REINSURER will not use such Nonpublic Personal Information for any purpose other than in connection with its activities as REINSURER under this Agreement, and will not disclose any Nonpublic Personal Information to any other person except in accordance with applicable Privacy Laws and Regulations (See, for example, §420.11(a) of New York Insurance Department Regulation 169). Such Nonpublic Personal Information may be shared only with those entities with which the REINSURER may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the REINSURER's retrocessionaires and the REINSURER's affiliates. The REINSURER will also take appropriate steps to develop and implement safeguards to protect the security, confidentiality and integrity of the Nonpublic Personal Information in its possession in accordance with applicable Privacy Laws and Regulations (See, for example, §501(b) of the Gramm-Leach-Bliley Act and New York Insurance Department Regulation 173) and to report to the ceding party, upon request, from time to time with regard to the same. The REINSURER acknowledges that remedies at law may be inadequate to protect against breach of this paragraph and therefore agrees to the granting of injunctive relief if it breaches this Addendum.

B. Proprietary Information

1. The CEDING COMPANY and REINSURER acknowledge that compliance with the terms of this Agreement may require that they exchange Proprietary Information with each other.

2. Proprietary Information includes, but is not limited to, business plans, trade secrets, experience studies, underwriting manuals, guidelines an decisions, applications, policy forms, quote terms, actuarial data and assumptions, valuations, financial condition, and the specific terms and conditions of this Agreement.

3. Proprietary Information will not include information that:

   i) is or becomes available to the general public other than as a result of disclosure by the party receiving the information (hereinafter the "Recipient");

   ii) is developed independently by the Recipient;

   iii) is acquired by the Recipient from a third party that is not known by the Recipient to be bound to keep the information confidential; or

   iv) was already within the possession of the Recipient, and not subject to a confidentiality agreement, prior to being furnished by the other party.

Article XXI

Confidentiality (continued)

C. The CEDING COMPANY and REINSURER shall hold all Proprietary Information pertaining to this Agreement in Confidence and will not disclose such information except for retrocession purposes or to their own directors, officers, employees, affiliates, and advisors (collectively the "Representatives") who need to know such information in connection with the proper execution of this Agreement. Furthermore, the CEDING COMPANY and REINSURER shall inform all Representatives of the confidentiality of the Proprietary Information and will direct such Representatives to treat the information accordingly.

D. The CEDING COMPANY may disclose Proprietary Information to its REINSURER as necessary to perform its internal risk-management functions and to comply with the REINSURER'S requirements. The CEDING COMPANY or REINSURER may disclose Proprietary Information to its external auditors as necessary to comply with audit requirements. The parties will take reasonable steps to assure such outside parties maintain the confidentiality of such Proprietary Information.

E. Either party may disclose Proprietary Information when legally compelled to do so. In such event, the party so compelled will provide the other party with prompt notice prior to disclosure so that the other party may seek an appropriate remedy.

F. The CEDING COMPANY and REINSURER understand and agree that any disclosure of Proprietary Information may cause irreparable harm to either party for which monetary damages may not be an adequate remedy. Accordingly, in the event of any breach or threatened breach of this article of the Agreement, the CEDING COMPANY or REINSURER shall be entitled to injunctive relief in addition to any other available remedies. Nothing in the Arbitration Article of this Agreement shall limit or be deemed to limit the right to injunctive relief as provided in this paragraph.

G. OFAC

The U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") administers and enforces sanctions policy under various U. S laws by requiring a license for business transactions. U.S. persons, including U.S. companies, are restricted from transacting unlicensed business involving any country, individual or entity for which an OFAC license is required, including those on OFAC's list of "Specially Designated Nationals and Blocked Persons" or "SDNs.". CEDING COMPANY and the REINSURER wish to make best efforts to comply with such OFAC requirements and all other laws, regulations, judicial and administrative orders applicable to the business reinsured under the Agreements.

CEDING COMPNAY will only cede business to the REINSURER on residents from countries listed in Schedule E. Neither CEDING COMPANY nor the REINSURER shall be required to take any action under the Agreements that would result in REINSURER being in violation of said laws. CEDING COMPANY and the REINSURER acknowledge and agree that a death claim is not payable if said payment would cause the REINSURER to be in violation of any law. Should either party discover a reinsurance payment has been made in violation of the law, it shall notify the other party and the parties shall cooperate in order to

take all necessary corrective actions, including, but not limited to, the return of the payment, unless prohibited by law.

CEDING COMPANY and the REINSURER shall cooperate in order to take all necessary corrective actions on reinsurance coverage for any policy where its issuance, maintenance or performance would be in violation of any sanctions laws administered by OFAC, as such laws may be amended from time to time.

The CEDING COMPANY shall maintain an effective anti-money laundering program as required by law. The Reinsurer shall not knowingly accept money or provide reinsurance for illegal tax avoidance.

H. The provisions of this Article XXI shall survive termination of this Agreement.

Article XXII

Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement. However, in the event this Article is exercised and the Agreement no longer reflects the original intent of the parties, the parties agree to attempt to renegotiate this Agreement in good faith to carry out its original intent.

Article XXIII

Good Faith and Financial Solvency

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their warranties, representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract and the business reinsured hereunder. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired.

In addition, the Ceding Company affirms that it has disclosed and will continue to disclose to the Reinsurer all matters material to this Agreement, such as its underwriting and policy issues (rules, philosophies, practices, and management personnel), its financial condition, studies and reports on the business reinsured, and any change in its ownership or control. The Reinsurer or its representatives have the right at any reasonable time to inspect the Ceding Company's records relating to this Agreement.

Article XXIV

Choice of Law

All Provisions of this Agreement are subject to the laws of the State of New York.

Article XXV

Non Waiver

No waiver by either party of any violation or default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

Article XXVI

Execution of Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, in duplicate, by their respective duly authorized officers.

MONY LIFE INSURANCE COMPANY	**THE CANADA LIFE ASSURANCE COMPANY**
On __________________, 2005	On __________________, 2005
By: ______________________ Title	By: ______________________ Title
On __________________, 2005	On __________________, 2005
By: ______________________ Title	By: ______________________ Title

SCHEDULE A

PLANS OF INSURANCE

MONY Term Series
- MONY ART (Annual Renewable Term – 10 Year renewable annual increasing premium term)
- MONY YRT – renewable to age 85 with increasing premiums.

Permanent Products with 5 Underwriting Classes
- MONY Universal Life (Universal Life)
- MONY Variable Universal Life (Variable Universal Life)
- MONY Interest Sensitive Whole Life (ISWL)
- MONY Survivorship Universal Life (Universal Joint Last To Die)

Permanent Products with 4 Underwriting Classes
- MONY Whole Life*
- MONY Whole @ 90 (MONY Value Max)*

Riders
- Lapse Protection Rider (MONY VUL)
- Integrated Term Rider (MONY UL, MONY VUL, MONY SUL)
- Estate Protection Rider (MONY SUL)
- Primary Insured Term Rider (UL, VUL, and MONY Whole Life)

SCHEDULE B

Reinsurance Specifications

Reinsurer's Percentage of Automatic Risks

xxxx%

Automatic Binding Limit (Pool)

The CEDING COMPANY can cede risks automatically up to the following limits:

All Policies

		Standard	xxx%-xxx%	xxx%-xxx%
Issue Ages:	0-75:	$xxxxM	$xxxxM	$xxxxM
	76-85:	$xxxxM	$xxxxM	$xxxxM
	86-90:	$xxxxM	$xxxxM	$xxxxM

Foreign Nationals
Issue Ages: 0-70: $xxxxxxxxxxx

The following must be submitted Facultatively:
Professional Athletes
High Profile Entertainers
Private Pilots
Ratable Avocations

Automatic Binding Limit (Reinsurer)

The REINSURER can cede risks automatically up to the following limits:

All Policies

		Standard	xxx%-xxx%	xxx%-xxx%
Issue Ages:	0-75:	$xxxxxM	$xxxxxM	$xxxxxM
	76-85:	$xxxxxM	$xxxxxM	$xxxxxM
	86-90:	$xxxxxM	$xxxxxM	$xxxxxM

SCHEDULE B

Reinsurance Specifications (continued)

Jumbo Limit (inforce and applied for)

U.S. and Canada	$xxxxxxxxxx
Foreign Nationals	$xxxxxxxxxx

All payments and reporting by both parties under this Agreement will be made in United States dollars.

SCHEDULE C

Premium Rates

Reinsurance premiums for automatic and facultative business will be based on the 1975-80 Basic Select and Ultimate ANB tables with Manulife older age extension, times the following pay percentages:

ART Products

U/W Class	Years 1+
Ultimate Select Non-Tobacco	xxx%
Select Non-Tobacco	xxx%
Standard Non-Tobacco	xxx%
Select Tobacco	xxx%
Standard Tobacco	xxx%

Permanent Single Products with 5 Underwriting Classes

U/W Class	Single Life
Ultimate Select Non-Tobacco	xxx%
Select Non-Tobacco	xxx%
Standard Non-Tobacco	xxx%
Select Tobacco	xxx%
Standard Tobacco	xxx%

Permanent Single and Joint Products with 4 Underwriting Classes

U/W Class	Single & Joint Life
Select Non-Tobacco	xxx%
Standard Non-Tobacco	xxx%
Select Tobacco	xxx%
Standard Tobacco	xxx%

Permanent Single and Joint Products with 2 Underwriting Classes

U/W Class	Single & Joint Life
Standard Non-Tobacco	xxx%
Standard Tobacco	xxx%

SCHEDULE C

Premium Rates (continued)

For all unisex single life rates, use a mix of xxx% male and xxx% female rates.
For all unisex joint life rates, use a mix of xxx% male and xxx% female rates.

Joint-Life Premiums

The joint-life premiums will be calculated on an exact-age basis using the above percentages of the 1975-80 Basic Select and Ultimate ANB Table (Schedule C-1) with Manulife older age extension, Age Nearest Birthday or the substandard premiums for individual lives, and the Frasierization method, as described below, subject to the minimum rate of $xxxx per $1,000 net amount at risk.

Frasierization method for two insureds, issue ages x and y, and policy year t:

A. For issue age x and any policy year i, define q_{x+i-1} to be the appropriate percentage of the 1975-80 Basic Select and Ultimate ANB Table (Schedule C-1), Age Nearest Birthday, for issue age x and policy year i, divided by 1000.

B. For issue age y and any policy year i, define q_{y+i-1} to be the appropriate percentage of the 1975-80 Basic Select and Ultimate ANB Table (Schedule C-1), Age Nearest Birthday, for issue age y and policy year i, divided by 1000.

C. For issue age x and policy year t, define ${}_tp_x = \prod_{i=1}^{t}(1-q_{x+i-1}) = (1 - q_x) * (1 - q_{x+1}) * \ldots * (1 - q_{x+t-1})$

D. For issue age y and policy year t, define ${}_tp_y = \prod_{i=1}^{t}(1-q_{y+i-1}) = (1 - q_y) * (1 - q_{y+1}) * \ldots * (1 - q_{y+t-1})$

E. Define ${}_tp_{\overline{xy}} = {}_tp_x + {}_tp_y - ({}_tp_x \times {}_tp_y)$.

Calculate the Frasierized joint-last survivor premium for issue ages x and y and policy year t as $1000 \times (1 - \frac{{}_tp_{\overline{xy}}}{{}_{t-1}p_{\overline{xy}}})$. If t=1, use 1000 x (1 - ${}_tP_{\overline{xy}}$).

Note: If one life is uninsurable, reinsurance premiums will be equal to the single life rates on the insurable life.

SCHEDULE C

Premium Rates (continued)

Rider Premium Rates

Use the same rates as those applied to the base policy.

Substandard Premium Rates

xxx% per table times the Standard Non-Tobacco or Tobacco premiums that would apply to the product being reinsured if it had been underwritten as standard.

Flat Extras

The flat extra premium will be the annual flat extra premium which the CEDING COMPANY charges the insured on that amount of the insurance reinsured less the following allowances:

Type	Year 1	Years 2+
Permanent (6+)	xxx%	xxx%
Temporary	xxx%	xxx%

Schedule C-1

75-80 Basic Seldct and Ultimate with Manulife extension, Age Nearest Birthday
Male

Duration

Issue Age

Schedule C-1

75-80 Basic Seldct and Ultimate with Manulife extension, Age Nearest Birthday
Male

Duration

Issue Age

Schedule C-1

75-80 Basic Seldct and Ultimate with Manulife extension, Age Nearest Birthday
Female

Duration

Issue Age

Schedule C-1

75-80 Basic Seldct and Ultimate with Manulife extension, Age Nearest Birthday
Female

Duration

Issue Age

SCHEDULE D

The CEDING COMPANY'S Retention Limits

Individual Life Plans			Survivorship Plans		
Ages	Retention	Equitable Rating Maximum	Oldest Age	Retention	Equitable Rating Maximum For either Insured
0-70			0-75		
71-75			76-85		
76-85			>85		
>85					

Equitable's Retention for Special Cases
The above retention limits are adjusted to $xxxM for the following cases:

- Foreign Nationals
- Private Pilots
- Professional Athletes
- High Profile Entertainers
- Ratable Avocations.

SCHEDULE E

Foreign National Country Listing

The pool can be bound automatically for foreign nationals residing in the following countries:

- Argentina
- Dominican Republic (residents of Santo Domingo only)
- Mexico

All other foreign nationals must be submitted FACULTATIVELY.

Any additions to the list, must be approved, in writing, by the REINSURER.